Exhibit 2.1

PURCHASE AGREEMENT

This PURCHASE AGREEMENT (this “Agreement”) is made as of February 26, 2025, by and among (i) Labor Impact Fund, L.P., a Delaware limited partnership (“LIF”), (ii) Labor Impact Feeder Fund, L.P., a Delaware limited partnership (“LIF Feeder”), (iii) Labor Impact Real Estate (Cayman) Holdings, L.P., a Cayman exempted limited partnership (“LIF Real Estate” and together with LIF Feeder, the “Feeder Fund Sellers” and the Feeder Fund Sellers, together with LIF, collectively, the “Sellers” and each, individually, a “Seller”), (iv) Ohio River Partners Holdco LLC, a Delaware limited liability company (“ORPH”), (v) FTAI Infrastructure Inc., a Delaware corporation (“FIP”), (vi)  Long Ridge Energy & Power LLC, a Delaware limited liability company (“LRE&P”), and (vii) LIF LR Holdings LLC, a Delaware limited liability company (“LIF Holdings”). Sellers, ORPH, FIP, LRE&P and LIF Holdings shall be referred to herein each as a “Party” and, collectively, as the “Parties.”

WHEREAS, as of the date of this Agreement, (i) Feeder Fund Sellers directly own, collectively, one hundred percent (100%) of the limited liability company interests of Labor Impact Long Ridge Holdings LLC, a Delaware limited liability company (“LILRH Blocker”), and Labor Impact Real Estate Holdings IV, LLC, a Delaware limited liability company (“LIREH Blocker” and together with the LILRH Blocker, collectively, the “Blocker Companies” and each, individually, a “Blocker Company”, and together with LIF Holdings, collectively the “LI Companies” and each, individually, an “LI Company”, and such limited liability company interests in the Blocker Companies, the “Blocker Interests”), (ii) the Blocker Companies indirectly (through LIF) own, collectively, ninety-nine point zero zero nine nine percent (99.0099%) of the limited liability company interests of LIF Holdings (the “99% LIF Holdings Interest”), (iii) other investors in LIF indirectly (through LIF) own, collectively, point nine nine zero one percent (0.9901%)1 of the limited liability company interests of LIF Holdings (the “1% LIF Holdings Interest” and together with the Blocker Interests, collectively, the “LI Interests”), (iv) LIF owns one hundred percent (100%) of the limited liability company interests of LIF Holdings (the “LIF Holdings Interests”) and (v) LIF Holdings directly owns forty nine and nine-tenths percent (49.9%) of the limited liability company interests of LRE&P (such limited liability company interests, the “GCM Interests”);

WHEREAS, immediately following the Pre-Closing Reorganization, (i) Sellers will directly own, collectively, the LI Interests, (ii) LIF will directly own the 1% LIF Holdings Interest, (iii) the Blocker Companies will directly own, collectively, the 99% LIF Holdings Interest and (iv) LIF Holdings will directly own the GCM Interests;

WHEREAS, Sellers desire to sell and transfer to FIP, and FIP desires to purchase and acquire from Sellers, all of Sellers’ right, title and interest in and to the LI Interests, free and clear of any Encumbrances, upon the terms and subject to the conditions set forth in this Agreement (collectively, the “Sale”);

WHEREAS, as consideration for the Sale, FIP desires to (i) issue to Sellers (or designee(s) thereof) 160,000 shares of a newly formed series of Convertible Junior Preferred Stock in FIP (such shares, the “FIP Convertible Junior Preferred Shares”), which will be convertible into shares of FIP’s Common Stock, par value $0.01 per share (the “Common Stock,” and any shares of Common Stock issuable upon conversion of the FIP Convertible Junior Preferred Shares are referred to herein as the “Underlying Shares”), (ii) pay Sellers in the aggregate nine million dollars ($9,000,000.00) (the “Cash Consideration”) and (iii) cause LRE&P to issue to Sellers (or its designees) that certain Promissory Note, substantially in the form attached hereto as Exhibit A, in a principal amount of twenty million dollars ($20,000,000) (the “LRE&P Promissory Note”); and

WHEREAS, capitalized terms used but not otherwise defined herein shall have the respective meanings set forth in Article VII hereto.

NOW THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties hereby agree as follows:

ARTICLE I
PURCHASE AND SALE; CLOSING

1.1         Closing; Closing Transactions and Deliverables.

(a)          Upon the terms and subject to the conditions herein, the Sale shall take place at a closing (the “Closing”) on the second (2nd) Business Day after the last of the conditions to Closing set forth in Article V have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date) by electronic exchange of all documents, or at such other place or at such time or on such other date as the Parties may mutually agree in writing (the “Closing Date”). The Closing shall be effective as of 12:01 a.m. Eastern Time on the Closing Date.

(b)        At the Closing, (i) FIP shall (x) issue and deliver to Sellers (or designee(s) thereof) the FIP Convertible Junior Preferred Shares in book-entry form, free and clear of any liens or other restrictions (other than those arising under the Certificate of Designations, the Investor Rights Agreement and applicable securities laws), (y) pay to Sellers the Cash Consideration and (z) cause LRE&P to deliver to Sellers (or designee(s) thereof) the LRE&P Promissory Note and (ii) Sellers shall sell, convey, assign, transfer and deliver to FIP the entirety of the LI Interests, in book-entry form, free and clear of any Encumbrances. For the avoidance of doubt, following the Closing, Sellers will not own or otherwise have any other rights of any kind with respect to the LI Interests (or, indirectly, the GCM Interests or the LRE&P Credit Agreement) and, accordingly, upon the occurrence of the Closing, FIP shall be immediately entitled to (A) exercise any and all voting and other consent rights pertaining to the LI Interests (and, indirectly, the GCM Interests), (B) receive and retain any and all distributions paid or payable in respect of the LI Interests (and, indirectly, the GCM interests) and (C) receive (indirectly) all payments of principal and interest, and exercise all rights of a lender under, the LRE&P Credit Agreement.

(c)          At the Closing:

(i)          Sellers shall deliver, or cause to be delivered, to FIP:

(A)	a duly executed IRS Form W-9 from LIF and LIF Feeder, and a duly executed IRS Form W-8 from LIF Real Estate;

(B)	an assignment and assumption agreement, substantially in the form attached hereto as Exhibit B (the “Assignment and Assumption Agreement”), duly executed by each Seller; and

(C)	an investor rights agreement, substantially in the form attached hereto as Exhibit C (the “Investor Rights Agreement”), duly executed by each Seller (or designee(s) thereof).

(ii)         FIP shall deliver, or cause to be delivered, to Sellers (or designee(s) thereof):

(A)
the FIP Convertible Junior Preferred Shares in book entry form, free and clear of any liens or other restrictions (other than those arising under this Agreement, the Certificate of Designations, the Investor Rights Agreement or applicable securities laws) in the name of Sellers (or designee(s) thereof);

(B)	a copy of the records of FIP’s transfer agent, or other evidence showing Sellers (or designee(s) thereof) as the owner of the FIP Convertible Junior Preferred Shares on and as of the Closing Date;

(C)
a certified copy of the certificate of incorporation of FIP (the “FIP Certificate of Incorporation”), which shall include a certificate of designations, in the form attached hereto as Exhibit D (the “Certificate of Designations”);

(D)	the LRE&P Promissory Note, duly executed by LRE&P;

(E)	a certificate of good standing of FIP issued by the office of the Delaware Secretary of State, dated within ten (10) days of the Closing Date;

(F)	the Assignment and Assumption Agreement, duly executed by FIP;

(G)	the Investor Rights Agreement, duly executed by FIP; and

(H)
by wire transfer of immediately available funds to the account(s) designated by each Seller, an aggregate amount equal to the percentage of the Cash Consideration set forth opposite such Seller’s name on Schedule 1 hereto.

1.2         Transfer Taxes. Any and all Transfer Taxes (including penalties and interest) incurred in connection with the transactions contemplated by this Agreement shall be borne and divided among Sellers, on the one hand, and FIP, on the other hand, equally. The Party customarily required to file the applicable Tax Return shall timely prepare and file each Tax Return with respect to Transfer Taxes, and the other Parties shall reasonably cooperate therewith.

1.3         Simultaneity. Except as otherwise contained in this Agreement, all actions to be taken at the Closing shall be deemed, to the extent feasible, to have taken place simultaneously, unless explicitly stated otherwise. Any action, the taking of which is a necessary condition to the taking of any other action, shall be taken subject to the commission of all other actions to be taken at the Closing.

1.4       Withholding. Notwithstanding anything to the contrary in this Agreement, FIP shall be entitled to deduct and withhold, or cause to be deducted and withheld, from any amounts payable pursuant to this Agreement such amounts as are required to be deducted or withheld pursuant to the Code or any other Laws, which deduction and withholding shall be taken from the Cash Consideration. To the extent amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the recipient in respect of which such deduction or withholding was made. Without limiting the foregoing, the parties acknowledge that 0.8401% of the aggregate consideration payable hereunder is payable to LIF Real Estate and that, except as otherwise determined by FIP, such amounts shall be subject to withholding under Section 1445 of the Code.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLERS

Each Seller hereby jointly and severally represents and warrants to FIP as of the date of this Agreement and as of the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:

2.1       Organization; Good Standing. Such Seller is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation.

2.2       Authorization; Enforceability. Such Seller has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by such Seller of this Agreement, the consummation of the transactions contemplated hereby and the performance by such Seller of its obligations hereunder, have been duly and validly authorized by all necessary action with respect to such Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a legal, valid and binding obligation of such Seller enforceable against such Seller in accordance with its terms, except as the same may be limited by Equitable Exceptions.

2.3          Capitalization; Seller Loan.

(a)         As of the date hereof, (i) Feeder Fund Sellers directly own, collectively, the Blocker Interests, (ii) the Blocker Companies indirectly (through LIF) own, collectively, the 99% LIF Holdings Interest, (iii) other investors in LIF indirectly (through LIF) own, collectively, the 1% LIF Holdings Interest, (iv) LIF directly owns 100% of the LIF Holdings Interests and (v) LIF Holdings directly owns the GCM Interests, in each case, and free and clear of all Encumbrances. All such interests have been duly authorized and validly issued in accordance with the applicable organizational documents and all applicable Laws.

(b)        Immediately following consummation of the Pre-Closing Reorganization and as of the Closing Date, (i) Feeder Fund Sellers shall directly own, collectively, the Blocker Interests, (ii) the Blocker Companies shall directly own, collectively, the 99% LIF Holdings Interest, (iii) LIF shall directly own the 1% LIF Holdings Interest and (iv) LIF Holdings shall directly own the GCM Interests, in each case of clauses (i) through (iv), of record and beneficially, and free and clear of all Encumbrances. As of the Closing Date, (i) the Blocker Interests shall be the only equity interests issued and outstanding with respect to the Blocker Companies and (ii) the 99% LIF Holdings Interest and the 1% LIF Holdings Interest shall collectively be the only equity interests issued and outstanding with respect to LIF Holdings.

(c)        LIF Holdings has not transferred, assigned, conveyed or otherwise disposed of any of its right, title or interest in or to the LRE&P Credit Agreement, and no other Person is entitled to receive any payments of principal or interest, or exercise or cause LIF Holdings to exercise any rights in respect of the Seller Loan (as defined below). LIF Holdings has loaned funds to LRE&P from time to time in accordance with the LRE&P LLC Agreement and pursuant to the LRE&P Credit Agreement, with a principal amount outstanding under the LRE&P Credit Agreement of $10,486,909.39 as of the date hereof (such amount, as may be increased or decreased prior to the Closing pursuant to and in accordance with the LRE&P LLC Agreement and the LRE&P Credit Agreement, the “Seller Loan”).

2.4         No Conflicts; Consents. The execution, delivery and performance of this Agreement by such Seller, the consummation by such Seller of the transactions contemplated hereby and the performance by such Seller of its covenants and agreements hereunder does not and shall not, (i)  conflict with, or result in a violation or breach of any Law, (ii) conflict with, or result in a violation or breach of the organizational documents of such Seller, (iii) (A)  require any consent or approval of, or any filing with, any Person or any Governmental Authority, or (B) conflict with, or result in a violation or breach of or, with or without notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of an Encumbrance on any asset (including the LI Interests or, indirectly, the GCM Interests) of such Seller under, any contract to which such Seller is a party or by which such Seller is, or any of its assets (including the LI Interests or, indirectly, the GCM Interests) are bound, except, in the case of clause (i) or clause (iii), as would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on such Sellers’ ability to consummate the transactions contemplated by this Agreement.

2.5      No Brokerage. No Person acting on behalf of such Seller is entitled to any broker, finder, financial advisor or other similar fees or commissions that is or may be payable by FIP or any of its Affiliates (including LRE&P) as a result of the consummation of the transactions contemplated hereby.

2.6       FIP Convertible Junior Preferred Shares Matters. Such Seller acknowledges that the offer and sale of the FIP Convertible Junior Preferred Shares and the Underlying Shares have not been registered under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”) or under any state or other applicable securities Laws. Such Seller (a) acknowledges that it is acquiring the FIP Convertible Junior Preferred Shares and any Underlying Shares pursuant to an exemption from registration under the Securities Act solely for its own account, (b) will not sell, transfer, or otherwise dispose of any FIP Convertible Junior Preferred Shares or Underlying Shares, except in compliance with the registration requirements or exemption provisions of the Securities Act and any other applicable securities Laws, (c) has such knowledge and experience in financial and business matters and in investments of this type that it is capable of evaluating the merits and risks of its investment in the FIP Convertible Junior Preferred Shares and any Underlying Shares and of making an informed investment decision, (d) is an institutional “accredited investor” (as that term is defined by Rule 501 of the Securities Act), and (e) (1) has had an opportunity to discuss (including by asking questions) with FIP and its Representatives the business and financial affairs of FIP and to obtain information that Seller and its Representatives have deemed necessary to make an investment decision and (2) can bear the economic risk of (i) an investment in the FIP Convertible Junior Preferred Shares and any Underlying Shares and (ii) a total loss in respect of such investment.

2.7         LI Company Matters. With respect to each LI Company:

(a)         such LI Company is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware, and has all requisite limited liability company power and authority necessary to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted. True, correct and complete copies of the organizational documents including all amendments, supplements and side letters thereto, of such LI Company have been made available to FIP, and all such organizational documents are in full force and effect as of the date hereof, no amendments are pending thereto, and such LI Company is not in violation or default under any provision of any such organizational documents. The consummation of the transactions contemplated by this Agreement will not (i) conflict with, violate, result in a breach of the terms, conditions or provisions of, or be prohibited by any Law applicable to such LI Company, (ii) conflict with, violate, result in a breach of the terms, conditions or provisions of, or be prohibited by, the organizational documents of such LI Company or (iii) result in the creation of an Encumbrance on the limited liability company interests of, or any properties, rights or assets of, such LI Company, except, in the case of clauses (i) and (iii), as would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the consummation of the transactions contemplated by this Agreement;

(b)        except as contemplated by the Pre-Closing Reorganization, there are (i) no outstanding limited liability company interests or other equity securities or voting interests in such LI Company, (ii) no outstanding securities of such LI Company convertible into or exchangeable for limited liability company interests of, or other equity securities or voting interests in, such LI Company, (iii) no outstanding options, warrants, rights or other commitments or agreements to acquire from such LI Company, or that obligate such LI Company to issue or register, or that restrict the transfer or voting of, any limited liability company interests of, or other equity securities or voting interests in, or any securities convertible into or exchangeable for limited liability company interests of, or other equity or voting interests in, such LI Company, and (iv) no obligations of such LI Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any limited liability company interests of, or other equity securities or voting interests in, such LI Company;

(c)         such LI Company does not have any outstanding bonds, debentures, notes or other debt obligations. Immediately following consummation of the Pre-Closing Reorganization and as of the Closing Date, except as set forth in this Agreement, such LI Company will not own, directly or indirectly, any capital stock, partnership interest, joint venture interest or other capital or equity interest in any other Person, and there are no obligations, contingent or otherwise, of such LI Company to make any investment in (in the form of a loan, capital contribution or otherwise) any Person or provide any guarantee with respect to the obligations of any Person; and

(d)        except as set forth in this Agreement, such LI Company has not engaged in any activity or business and has not conducted any operations, other than (i) with respect to each Blocker Company, (A) as of the date of this agreement, holding indirectly its applicable portion of the 99% LIF Holdings Interest and corresponding limited partnership interests in LIF and (B) immediately following consummation of the Pre-Closing Reorganization and as of the Closing Date, holding directly its applicable portion of the 99% LIF Holdings Interest, and, in each case, activities incidental thereto, including payment of applicable Taxes, and (ii) with respect to LIF Holdings, directly holding the GCM Interests and activities incidental thereto. Except as set forth in this Agreement, such LI Company has, (x) no assets other than cash and tax attributes that it may have from time to time and (A) with respect to each Blocker Company, (1) as of the date of this agreement, holding indirectly its applicable portion of the 99% LIF Holdings Interest and corresponding limited partnership interests in LIF and (2) immediately following consummation of the Pre-Closing Reorganization and as of the Closing Date, holding directly its applicable portion of the 99% LIF Holdings Interest, and (B) with respect to LIF Holdings, the GCM Interests and (y) no Losses, indebtedness for borrowed money, obligations or commitments. Except as set forth in this Agreement, such LI Company is not party to or bound by any contract or other agreement. Such LI Company does not have, and has never had, any employees.

2.8          LI Company Tax Matters.3

(a)         For U.S. federal (and applicable state and local) income tax purposes: (i) each of the Blocker Companies has been treated as a corporation since the date of its formation, (ii) at all times prior to the consummation of the Pre-Closing Reorganization, LIF Holdings was treated as a disregarded entity, and (iii) at all times following the Pre-Closing Reorganization, LIF Holdings has been treated as a partnership.

[3]	Note to Draft: GCM continuing to review. Note to GCM: Given the anticipated signing/closing date, FIP would not expect any disclosures to be made for the first time at this stage.

(b)        All material Tax Returns required to be filed by or with respect to the LI Companies have been timely filed (taking into account any extension of time within which to file) and all such Tax Returns are true, correct and complete in all material respects.

(c)         All material Taxes required to be paid by each LI Company (whether or not shown to be due and payable on any such Tax Return) have been paid.

(d)         Each of the LI Companies has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(e)          No deficiency for any Taxes has been assessed (or threatened in writing) by any Governmental Authority against any LI Company.

(f)         There are no audits, examinations, inquiries or other proceedings by any Governmental Authority ongoing or pending with respect to any Taxes of any LI Company, nor has any such audit, examination, inquiry or other proceeding been threatened in writing.

(g)         None of the LI Companies has waived any statute of limitations in respect of Taxes beyond the date hereof or agreed to any extension of time beyond the date hereof with respect to any Tax assessment or deficiency (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).

(h)         None of the LI Companies has been a member of an “affiliated group” as defined in Section 1504 of the Code (or any analogous combined, consolidated, unitary or similar group defined under state, local or non-U.S. Law) or has any material liability for the Taxes of (or is obligated to reimburse the Taxes of) any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract (other than pursuant to customary provisions of a credit agreement or similar commercial agreement not principally relating to Taxes) or otherwise.

(i)          None of the LI Companies participates or has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b).

(j)        None of the LI Companies has been a “controlled corporation” or a “distributing corporation” in any distribution of stock qualifying for tax-free treatment under Section 355 of the Code.

(k)       None of the LI Companies has entered into any “closing agreement” under Section 7121 of the Code, or other agreement with a Governmental Authority in respect of Taxes that remains in effect, and no request for a ruling, relief, advice, or any other item that relates to the Taxes or Tax Returns of any LI Company is currently pending with any Governmental Authority.

(l)          No claim has been made in writing by a Governmental Authority in a jurisdiction where an LI Company does not file Tax Returns that such LI Company is or may be subject to taxation by, or required to file any Tax Return in, that jurisdiction.

(m)      None of the LI Companies is a party to, bound by, or has any obligation under, any Tax indemnity, allocation or sharing contract or arrangement (other than pursuant to customary provisions of a credit agreement or similar commercial agreement not principally relating to Taxes).

(n)        None of the LI Companies has incurred any material tax liability other than in respect of income allocated to such LI Company from the LRE&P and Long Ridge West Virginia LLC, a Delaware limited liability company, and no LI Company will recognize any gain or otherwise incur any tax liability or impair any tax attributes as a result of the Pre-Closing Reorganization.

(o)          There are no tax liens on the assets of any LI Company or any LI Interests (other than liens for taxes not yet due and payable).

(p)          LIF Real Estate’s share of the proceeds payable under this Agreement is 0.8401%.

Nothing in this Agreement shall be construed as a representation or warranty with respect to (i) any Tax period (or portion thereof) beginning after the Closing Date, (ii) the existence, amount, expiration date or limitations on (or availability of) any Tax attribute or (iii) any Tax position that FIP and its Affiliates (including after the Closing Date, any LI Company) may take in respect of any Tax period (or portion thereof) beginning after the Closing Date.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF FIP

FIP hereby represents and warrants to each Seller as of the date of this Agreement and the Closing Date (except to the extent that a representation or warranty is made expressly as of a specified date, in which case such representation or warranty shall be deemed to be made only as of such date) as follows:

3.1        Organization; Good Standing. FIP is duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation, with power and authority to own, lease and operate its assets and properties and conduct its business as presently conducted.

3.2        Authorization; Enforceability. FIP has all requisite power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated hereby. The execution, delivery and performance by FIP of this Agreement, the consummation of the transactions contemplated hereby and the performance by FIP of its obligations hereunder, have been duly and validly authorized by all necessary action with respect to FIP. This Agreement has been duly and validly executed and delivered by FIP and constitutes a legal, valid and binding obligation of FIP enforceable against FIP in accordance with its terms, except as the same may be limited by Equitable Exceptions.

3.3         No Conflicts; Consents. The execution, delivery and performance of this Agreement by FIP, the consummation by FIP of the transactions contemplated hereby and the performance by FIP of its covenants and agreements hereunder does not and shall not, (i)  conflict with, or result in a violation or breach of any Law, (ii) conflict with, or result in a violation or breach of the organizational documents of FIP, or (iii) (A) require any consent or approval of, or any filing with, any Person or any Governmental Authority, other than the consent set forth in Section 5.1(c) which has been obtained as of the date hereof or (B) conflict with, or result in a violation or breach of or, with or without notice or lapse of time or both, constitute a default or give rise to any right of termination, cancellation, amendment or acceleration of, or result in the creation of an Encumbrance on any asset of FIP under, any contract to which FIP is a party or by which FIP is, or any of its assets are bound, except, in the case of clause (i) or clause (iii), as would not, or would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on FIP’s ability to consummate the transactions contemplated by this Agreement.

3.4          Capitalization; FIP Convertible Junior Preferred Shares.

(a)         As of October 29, 2024, (i) 2,000,000,000 shares of Common Stock were authorized and 113,745,115 shares of Common Stock were issued and outstanding; (ii) 200,000,000 shares of Preferred Stock were authorized and 300,000 shares of Series A Preferred Stock were issued and outstanding and (iii) 3,342,566 warrants to acquire shares of Common Stock were issued and outstanding. Other than the foregoing, as of September 30, 2024, and excluding any Series A Preferred Stock of FIP, there were no other authorized, issued or outstanding shares of capital stock or other equity securities (including options, subscriptions, warrants, calls, convertible securities, convertible debt or authorized stock appreciation, phantom, stock, profit participation or other rights (including pre-emptive rights) exercisable for or convertible into, or that derive their value from, equity securities) of FIP, except for shares of Common Stock to be issued pursuant to FIP’s Nonqualified Stock Option and Incentive Award Plan and that certain Amended and Restated Management and Advisory Agreement, dated as of July 31, 2022, between FIP and FIG LLC.

(b)         The FIP Convertible Junior Preferred Shares, when issued and delivered to Sellers (or their applicable designee) at the Closing in accordance with the terms of and subject to the conditions set forth in this Agreement (including FIP’s receipt of the LI Interests), shall (i) be duly authorized, validly issued, fully paid and non-assessable and issued in compliance with the organizational documents of FIP and Laws concerning the issuance of securities and (ii) not have been issued in violation of or subject to any preemptive rights, rights of first refusal or first offer or similar rights of any kind, whether voluntarily or involuntarily incurred, created under the FIP Certificate of Incorporation and the Amended and Restated By-Laws of FIP, effective as of July 29, 2022 (the “FIP Bylaws”), the laws of the State of Delaware or by contract or otherwise, any agreement to give any of the foregoing in the future. As of the Closing Date, the Underlying Shares will have been duly authorized and reserved for issuance upon conversion of the applicable FIP Convertible Junior Preferred Stock and when so issued will be validly issued, fully paid and non-assessable, and free and clear of any Encumbrances (other than those created by this Agreement or arising as a matter of applicable law). There are no securities or instruments issued by or to which FIP or its Subsidiaries is a party containing anti-dilution or similar provisions that will be triggered by the issuance of the FIP Convertible Junior Preferred Stock that have not been or will not be validly waived on or prior to the Closing Date. The FIP Convertible Junior Preferred Shares are not being offered in a manner involving a public offering under, or in a distribution in violation of, the Securities Act, or any state securities laws and, assuming the accuracy of Sellers’ representations and warranties set forth in Article II of this Agreement, no registration under the Securities Act is required for the offer and sale of the FIP Convertible Junior Preferred Shares by FIP to Sellers in the manner contemplated by this Agreement.

3.5         No Brokerage. No Person acting on behalf of FIP is entitled to any broker, finder, financial advisor or other similar fees or commissions that is or may be payable by Sellers or any of their respective Affiliates as a result of the consummation of the transactions contemplated hereby.

3.6       SEC Documents; Financial Statements. Since December 31, 2023, FIP has timely filed (a) all annual and quarterly reports and proxy statements (including all amendments, exhibits and schedules thereto) and (b) all other reports and other documents (including all amendments, exhibits and schedules thereto), in each case, required to be filed by FIP with the Securities and Exchange Commission (the “SEC”) pursuant to the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Securities Act. As of their respective filing dates, such SEC Documents complied in all material respects with the requirements of the Securities Act, the Exchange Act and the rules and regulations of the SEC thereunder applicable to such SEC Documents, and as of their respective dates none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of FIP included in the Form 10-Q for the quarterly period ended September 30, 2024 and included in the Form 10-K for the fiscal year ended December 31, 2023 comply in all material respects with U.S. GAAP and the rules and regulations of the Commission with respect thereto as in effect at the time of filing and fairly present in all material respects the financial position of FIP as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, year-end audit adjustments.

3.7          Anti-Corruption and Bribery.

(a)          Neither FIP nor any of its Subsidiaries nor, to the Knowledge of FIP, any director or officer of the foregoing, acting in their capacity as such and solely with respect to the business of FIP and its Subsidiaries, has, in violation of applicable law, (i) made or offered any unlawful payment, or offered or promised to make any unlawful payment, or provided or offered or promised to provide anything of value (whether in the form of property or services or in any other form), to any foreign or domestic official or employee of any governmental entity (which includes any political party or candidate), or to any finder, agent, representative or other party acting for, on behalf of, or under the auspices of any official or employee of any governmental entity (each, a “Government Official”) for purposes of unlawfully (A) influencing any act or decision of any Government Official in his or her official capacity, (B) inducing any Government Official to do or omit to do any act in violation of his or her lawful duty, (C) securing any improper advantage; or (D) inducing any Government Official to influence or affect any act or decision of any governmental entity, in each case for the purpose of obtaining or retaining business or directing business to any person or (ii) used any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity.

(b)         Neither FIP nor any of its Subsidiaries, nor any officer or director of FIP or any of its Subsidiaries, is (i) a person or entity who is the target of economic, financial or trade sanctions administered or enforced by the United States (including the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), U.S. Department of State, and U.S. Department of Commerce), United Kingdom, European Union (or member state thereof) or UN Security Council (collectively, “Sanctions”), including any person or entity named on the List of Specially Designated Nationals and Blocked Persons administered by OFAC or Sectoral Sanctions Identifications List, or any other Sanctions-related list maintained by a Sanctions authority, (ii) controlled by, or acting on behalf of, such person described in clause (i), (iii) organized, incorporated, established, located, resident, or a citizen, national, or the government, including any political subdivision, agency, or instrumentality thereof, of, a country or territory which is the target of comprehensive Sanctions (currently, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, and those portions of the Donetsk People’s Republic or Luhansk People’s Republic regions (and such other regions) of Ukraine over which any Sanctions authority has imposed comprehensive Sanctions) or whose government is the subject or target of Sanctions (currently, Venezuela) or that is otherwise the subject of broad Sanctions restrictions (including Afghanistan, Russia and Belarus), (iv) a Designated National as defined in the Cuban Assets Control Regulations, 31 C.F.R. Part 515, (v) a non-U.S. shell bank or providing banking services indirectly to a non-U.S. shell bank. FIP agrees to provide law enforcement agencies, if requested thereby, such records as required by applicable law, provided that FIP is permitted to do so under applicable law. FIP represents that it and its Subsidiaries have been and is in compliance with (A) Sanctions; (B) the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010, in each case, as amended, and the rules and regulations thereunder, and any other applicable laws or regulations concerning or relating to bribery or corruption (“Anti-Corruption Laws”) and (C) the Bank Secrecy Act (31 U.S.C. section 5311 et seq.), as amended by the USA PATRIOT Act of 2001, and its implementing regulations, Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956-1957) and any other applicable laws related to money laundering, including know-your-customer (KYC) and financial recordkeeping and reporting requirements (collectively, “Anti-Money Laundering Laws”). FIP represents that to the extent required, it and its Subsidiaries maintains policies and procedures reasonably designed to ensure compliance with Sanctions, Anti-Corruption Laws, and Anti-Money Laundering Laws.

ARTICLE IV
COVENANTS

4.1         Parties’ Reasonable Efforts. During the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the Termination Date, the Parties shall cooperate, and shall use their commercially reasonable efforts to take any and all actions, to effect the transactions contemplated by this Agreement, including, but not limited to, (i) consummating the Closing as promptly as practicable, (ii) obtaining, and cooperating in obtaining, all consents, approvals or waivers from any Person as is necessary to consummate the transactions contemplated by this Agreement, (iii) in the case of Sellers, consummating the Pre-Closing Reorganization and (iv) taking any action as may be reasonably requested by each other Party or any of its Affiliates and Representatives to consummate the transactions contemplated by this Agreement, including the execution of any further documents. Further, no Party shall take any actions which will frustrate or hinder the ability of the other Parties to consummate the transactions contemplated by this Agreement.

4.2         Further Transfer of LI Interests, LIF Holdings Interests, GCM Interests or Seller Loan; No FIP Issuances. Except as contemplated by the Pre-Closing Reorganization, during the period commencing on the date hereof and ending on the earlier of (a) the Closing Date and (b) the Termination Date, (i) Sellers shall not sell, transfer or dispose of, or subject to any Encumbrance, directly or indirectly, any of the LI Interests, LIF Holdings Interests or GCM Interests, (ii) LIF Holdings shall not sell, transfer or dispose of, or subject to any Encumbrance, directly or indirectly, any of the GCM Interests or any of LIF Holding’s right, title and interest in and to the LRE&P Credit Agreement (including the Seller Loan) and (iii) except to the extent contemplated by this Agreement, FIP shall not take any action that would not be permitted, or that would require the approval of Sellers (or their designee(s)) under the Certificate of Designations or Investor Rights Agreement if in effect during such period, including, (A) creating (including by increasing the authorized amounts of) or issuing, or authorizing the creation (including by increasing the authorized amounts of) or issuance of, any securities that rank pari passu with, or senior to, the FIP Convertible Junior Preferred Shares, including any securities convertible into or exercisable or exchangeable for any of the foregoing securities or (B) reclassifying, altering or amending any existing class or series of equity securities in a manner that would result in such class or series of equity securities being securities that rank pari passu with, or senior to, the FIP Convertible Junior Preferred Shares, other than (A) the issuance, creation, reclassification, alteration or exchange of additional shares of Series A Preferred Stock of FIP and (B) any equity securities of FIP that rank pari passu with, or senior to, the FIP Convertible Junior Preferred Shares issued or created in connection with any refinancing thereof.

4.3         Release.

(a)         Effective upon the Closing, each Seller, on behalf of itself and each of its Release Representatives (each, a “Seller Releasor”) hereby fully, irrevocably and unconditionally releases, revokes, and discharges to the fullest extent permitted by Law, each of FIP and its Release Representatives (including, for the avoidance of doubt, the Long Ridge Group and the Blocker Companies) (each, a “FIP Released Party”), of and from all, and all manner of, past, present, and future rights, demands, Actions and causes of action, decrees, matters, issues, controversies, dues, sums of money, distributions, accounts, Losses, obligations, contracts, promises, costs, damages, whether compensatory, consequential, punitive or exemplary, liens, judgments of whatsoever kind or nature, in contract or in tort, at law or in equity, that any Seller Releasor has, will have or might have (in each case, whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen, fixed or contingent, or known or unknown), in each case relating to or arising out of the LI Interests, LIF Holdings Interests, GCM Interests, the LI Companies, the LRE&P Credit Agreement, any member of the Long Ridge Group or the business of the Long Ridge Group prior to the Closing, except for (i) any rights of the Seller Releasors under the provisions of this Agreement, the Investor Rights Agreement, the Certificate of Designations, the LRE&P Promissory Note, the FIP Bylaws or FIP Certificate of Incorporation, (ii) Fraud and (iii) any claims between any Seller Releasor, on the one hand, and any FIP Released Party, on the other hand, that are unrelated to the LI Interests, LIF Holdings Interests, GCM Interests, LI Companies, the LRE&P Credit Agreement, any member of the Long Ridge Group or the business of the Long Ridge Group prior to the Closing.

(b)         Effective upon the Closing, FIP, on behalf of itself and each of its Release Representatives (excluding, for purposes of this Section 4.3(b), the Long Ridge Group), and LRE&P, on behalf of itself and each of its Subsidiaries and any of its or its Subsidiaries’ respective past, present and future successors or permitted assigns and transferees, officers, directors, equity holders, partners, employees, managers, agents and Representatives (each, a “FIP Releasor”) hereby fully, irrevocably and unconditionally releases, revokes, and discharges to the fullest extent permitted by Law, each Seller and each of its Release Representatives (each, a “Seller Released Party”), of and from all, and all manner of, past, present, and future rights, demands, Actions and causes of action, decrees, matters, issues, controversies, dues, sums of money, distributions, accounts, Losses, obligations, contracts, promises, costs, damages, whether compensatory, consequential, punitive or exemplary, liens, judgments of whatsoever kind or nature, in contract or in tort, at law or in equity, that any FIP Releasor has, will have or might have (in each case, whether heretofore or hereafter accrued or unaccrued and whether foreseen or unforeseen, fixed or contingent, or known or unknown), in each case relating to or arising out of the LI Interests, LIF Holdings Interests, GCM Interests, LI Companies, the LRE&P Credit Agreement, any member of the Long Ridge Group or the business of the Long Ridge Group prior to the Closing, except for (i) any rights of the FIP Releasors under the provisions of this Agreement, the Investor Rights Agreement, the Certificate of Designations, LRE&P Promissory Note, the FIP Bylaws or FIP Certificate of Incorporation, (ii) Fraud and (iii) any claims between any FIP Releasor, on the one hand, and any Seller Released Party, on the other hand, that are unrelated to the LI Interests, LIF Holdings Interests, GCM Interests, LI Companies, the LRE&P Credit Agreement, any member of the Long Ridge Group or the business of the Long Ridge Group prior to the Closing.

4.4        Confidentiality. From and after the date of this Agreement, each Party hereby agrees that this Agreement, the terms hereof (including the identity of the Parties), the transactions contemplated hereby, all non-public documents, work papers or other materials or information in respect of the LI Interests, LIF Holdings Interests, GCM Interests, LI Companies, the Long Ridge Group and its Affiliates and its and their respective Representatives, as applicable, prior to, on or after the date hereof, and all documents, work papers or other materials or information exchanged between the Parties and their respective Affiliates and their respective Representatives relating to this Agreement and the transactions contemplated hereby (collectively, the “Confidential Information”), shall be treated as confidential. From and after the date of this Agreement, each Party shall not, and shall cause its Affiliates and its and their respective Representatives not to, directly or indirectly, use any Confidential Information or disclose any Confidential Information to any Person; provided, that (x) FIP may disclose any such Confidential Information to employees of Fortress Investment Group, LLC, a Delaware limited liability company (“FIG”), and any Affiliate of FIG that provides services to FIP and its Affiliates, and (y) FIP and Sellers may disclose any such Confidential Information to employees of any member of the Long Ridge Group; provided, further, that each Party may disclose or permit its Affiliates to disclose any such Confidential Information (i) to the extent required by any Governmental Authority, Law, rule of any stock exchange or self-regulating body, or legal process or litigation arising out of or relating to this Agreement or any other contract between the Parties (or an applicable Affiliate) in which such Party (or its applicable Affiliate) is a defendant or plaintiff; provided, that such Party shall promptly notify the other Parties in writing unless not permitted by Law or such legal or regulatory process to so notify or (ii) to such Party’s Affiliates and its and their respective Representatives who need to know such information for the purposes of advising on this Agreement or consummating the transactions contemplated hereby; provided, for purposes of this sub-clause (ii), that such Party informs the recipient of the confidential nature of such Confidential Information before disclosure and procures that the recipients shall, treat such information as confidential in accordance with the terms of this Section 4.4. Notwithstanding anything to the contrary, from and after the Closing, FIP’s and its Affiliates’ and Representatives’ confidentiality obligations pursuant to this Section 4.4 shall not apply with respect to the Long Ridge Group.

4.5        Public Announcements. Except to the extent otherwise required by Law, each Party shall not, and shall cause its Affiliates not to, and shall direct its and their respective Representatives not to, issue any press release or make any other public announcements concerning the existence of this Agreement, the terms hereof (including the identity of the Parties) or transactions contemplated hereby, without the prior written consent of the other Parties (and then only after consultation with the other Parties). Notwithstanding the foregoing, nothing in Section 4.4 or this Section 4.5 shall (a) restrict a Party or any of its Affiliates or Representatives from making communications with the direct and indirect, and actual and potential limited partners, shareholders or other investors of such Party (collectively, the “Limited Confidential Information Recipients”), which communications shall be limited to the economic terms of the transactions contemplated hereby; provided, that each Party shall cause its Limited Confidential Information Recipients to comply with the confidentiality obligations set forth in Section 4.4 with respect to any such information or Confidential Information as though they were a Party hereto, or with respect to any limited partner, to comply with the customary confidentiality obligations to which such limited partner is subject in such capacity with respect to any such information or Confidential Information or (b) restrict any Party from providing information regarding the transaction contemplated hereby or the contents of this Agreement as otherwise permitted pursuant to Section 4.4.

4.6          Certain Tax Matters.

(a)         Following the Closing, FIP, LRE&P, the LI Companies and Sellers agree to furnish or cause to be furnished to each other, on the reasonable request of any other Party, as promptly as practicable, such information (including reasonable access to books and records, Tax Returns and Tax filings) and assistance as is reasonably necessary in connection with the preparation and filing of Tax Returns in respect of the Long Ridge Group or the LI Companies, the conduct of any audit, litigation or other proceeding with respect to Taxes of or attributable to the Long Ridge Group or the LI Companies, and the computation and verification of any amounts paid or payable in respect to Taxes of or attributable to the Long Ridge Group or the LI Companies (including any supporting schedules and documents). Such cooperation shall include the retention and (on the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis with reasonable notice to provide additional information and explanation of any material provided hereunder. The Party which is providing such support (including records, information and employees) pursuant to the request of the other Party shall be reimbursed by the requesting Party for the reasonable and documented out-of-pocket expenses of providing such support.

(b)        Each of the Parties shall, and shall cause its respective Affiliates to, file all Tax Returns and reports consistently with the allocation of the relevant consideration among each of the LI Companies and then among the assets of the Long Ridge Group in a manner consistent with the Code (and applicable Treasury Regulations) as mutually determined by FIP and Sellers in good faith; provided, however, that if FIP and Sellers cannot agree on any such allocations, each Party may take its own position with respect to such allocations.

(c)         The Parties agree that, to the extent permitted under applicable law, following the Closing and without the prior written consent of Sellers, neither LIF Holdings nor any member of the Long Ridge Group shall make, and FIP and its Affiliates (including any partnership representative or designated individual of LIF Holdings or any member of the Long Ridge Group) shall not cause or permit to be made, any election under Code Section 6226 or Code Section 6225(c) with respect to any taxable period (or portion thereof) of LIF Holdings or any member of the Long Ridge Group ending on or prior to the Closing.

(d)         For U.S. federal (and applicable state and local) income tax purposes, the Parties intend that FIP shall be treated as acquiring the LI Interests in a taxable transaction under Sections 1001 and 741 of the Code. The Parties agree for U.S. federal income tax purposes (as well as corresponding state and local income tax purposes) to report consistently with the treatment described in this Section 4.6, and none of the Parties shall take any position inconsistent with such treatment unless required by law.

(e)         Following the Closing, FIP shall use commercially reasonable efforts to provide any information reasonably requested by a holder of the FIP Convertible Junior Preferred Shares and necessary to enable such holder to comply with its U.S. federal income tax reporting obligations, including, but not limited to, a determination of the amount of FIP’s current and accumulated earnings and profits in any taxable year where such determination is relevant to determining the amount (if any) of any distribution received (or deemed received) by the holder from FIP that is properly treated as a dividend for U.S. federal income tax purposes.

4.7          Consents and Waivers. Each of ORPH and LIF Holdings hereby provides all consents, approvals, authorizations and waivers necessary for the execution, delivery, performance and consummation of the transactions contemplated by this Agreement as may be required or otherwise contemplated pursuant to the LRE&P LLC Agreement.

4.8         Termination of Agreements. Effective as of the Closing, notwithstanding any provision contained in any other agreement, whether written or oral, each of FIP, LIF Holdings, ORPH and LER&P fully and irrevocably terminate each of (i) the commitment letter and letter agreement, by and among FIP, LIF Holdings and ORPH, dated as of May 17, 2024, (ii) the side letter, by and among ORPH, LRE&P and LIF Holdings, dated as of December 20, 2019, (iii) the management rights letter, by and between LRE&P and LIF Holdings, dated as of December 20, 2019, and (iv) the letter agreement, by and between FIP and LIF Holdings, dated as of November 16, 2023 (each as amended, restated, amended and restated or otherwise modified prior to the date hereof, the “Terminated Agreements”), and such Terminated Agreements shall be of no further effect and no term or provision of such Terminated Agreements shall survive termination, even if any such Terminated Agreement provides otherwise.

4.9        Credit Agreement Matters. LRE&P fully and irrevocably approves and consents to the transactions contemplated hereby with respect to the LRE&P Credit Agreement.

4.10     Pre-Closing Reorganization. Prior to the Closing, Sellers will cause the Pre-Closing Reorganization to occur in accordance with and pursuant to the steps set forth on Exhibit E.

ARTICLE V
CONDITIONS TO CLOSING

5.1       Mutual Conditions to Closing. The respective obligations of the Parties to complete the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)         no Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law that restrains, enjoins, prohibits or makes illegal the transactions contemplated by the Closing;

(b)         no Action shall have been commenced or threatened in writing by a Governmental Authority against any Party or any member of the Long Ridge Group, that challenges, seeks to restrain or seeks to materially and adversely alter the transactions contemplated by the Closing; and

(c)          if there are any shares of Series A Preferred Stock of FIP outstanding as of the Closing Date, FIP shall have obtained, and Sellers shall have received a copy of, the consent of the requisite holders thereof, pursuant to and in accordance with that certain Certificate of Designations of Series A Preferred Stock of FIP (as amended by that certain Certificate of Amendment thereto dated July 5, 2023), to the transactions contemplated by this Agreement.4

5.2         Sellers’ Conditions to Closing. The obligation of Sellers to complete the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)         all of the representations and warranties set forth in Article III shall be true and correct, in each case, as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular time, which need only be true and correct as of such time);

(b)         each of the covenants and obligations that FIP is required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

(c)         Sellers shall have received a certificate of a duly authorized officer of FIP confirming the satisfaction by FIP of the conditions set forth in Section 5.2(a), Section 5.2(b) and Section 5.2(f);

(d)          Sellers shall have received each of the items required to be delivered to Sellers pursuant to Section 1.1(c)(ii);

(e)        FIP shall have filed the Certificate of Designations with the Secretary of the State of Delaware, and Sellers shall have received a certified copy of the Certificate of Designations; and

(f)          there shall not have occurred and be continuing to occur any FIP Material Adverse Effect.

5.3        FIP’s Conditions to Closing. The obligation of FIP to complete the Closing shall be subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a)         all of the representations and warranties set forth in Article II shall be true and correct, in each case, as of the Closing Date as though made on the Closing Date (other than those representations and warranties that address matters only as of a particular time, which need only be true and correct as of such time);

(b)       each of the covenants and obligations that Sellers are required to comply with or to perform at or prior to the Closing shall have been complied with and performed in all material respects;

[4]	Note to Draft: FIP to provide evidence of this approval having been obtained.

(c)          FIP shall have received a certificate of a duly authorized officer of Sellers confirming the satisfaction by Sellers of the conditions set forth in Section 5.3(a), Section 5.3(b) and Section 5.3(e);

(d)          FIP and LRE&P shall have received each of the items required to be delivered to it pursuant to Section 1.1(c)(i);

(e)          the Pre-Closing Reorganization shall have been consummated; and

(f)          FIP shall have received resignation letters, in form and substance reasonably satisfactory to FIP and effective as of the consummation of the Closing, from each of the managers of the Blocker Companies.

ARTICLE VI
TERMINATION

6.1          Termination. This Agreement may only be terminated at any time prior to the Closing (the date of any such termination specified in (a) through (e) below, the “Termination Date”):

(a)          by the mutual written consent of FIP and Sellers;

(b)       by either FIP or Sellers, upon written notice to the other, if there shall be any Action that is final and non-appealable prohibiting the performance by FIP or Sellers of their respective obligations under this Agreement;

(c)         by FIP or Sellers upon written notice to the other if the other is in material breach of this Agreement and such breach is not cured, if curable, within ten (10) calendar days after written notice thereof to the other;

(d)         by Sellers, (i) at any time after August 25, 2025 (the “Outside Date”), if the transactions contemplated hereby to occur at the Closing shall not have been consummated for any reason other than the failure of Sellers to comply with any representation, warranty, covenant or obligation of Sellers contained in this Agreement that has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement on or prior to the Outside Date, or (ii) at any time, if FIP shall have breached or violated any of its representations, warranties, covenants or obligations set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 5.2(a) or Section 5.2(b) and which breach or violation (x) is incapable of being cured or (y) if curable, cannot be cured by the earlier of thirty days or the Outside Date after written notice thereof has been given by Sellers to FIP; provided, however, that Sellers shall not be entitled to terminate this Agreement pursuant to Section 6.1(d)(ii) if Sellers are in breach or violation of any of its representations, warranties, covenants or obligations set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 5.3(a) or Section 5.3(b); or

(e)        by FIP, (i) at any time after the Outside Date, if the transactions contemplated hereby to occur at the Closing shall not have been consummated for any reason other than the failure of FIP to comply with any representation, warranty, covenant or obligation of FIP contained in this Agreement that has been the primary cause of, or resulted in, the failure of the transactions contemplated by this Agreement on or prior to the Outside Date, or (ii) at any time, if Sellers shall have breached or violated any of its representations, warranties, covenants or obligations set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 5.3(a) or Section 5.3(b) and which breach or violation (x) is incapable of being cured or (y) if curable, cannot be cured by the earlier of thirty days or the Outside Date after written notice thereof has been given by FIP to Sellers; provided, however, that FIP shall not be entitled to terminate this Agreement pursuant to Section 6.1(e)(ii) if FIP is in breach or violation of any of its representations, warranties, covenants or obligations set forth in this Agreement in a manner that would prevent the satisfaction of the conditions to Closing set forth in Section 5.2(a) or Section 5.2(b).

6.2        Effect of Termination. In the event of the termination of this Agreement pursuant to Section 6.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any Party hereto or its Affiliates, except as set forth in Section 4.4, Section 4.5, this Section 6.2, and Article IX; provided, however, that nothing contained in this Section 6.2 shall relieve any Party from Losses for Fraud or any willful and material breach of any provision of this Agreement prior to termination.

ARTICLE VII
DEFINITIONS

7.1          Defined Terms. When used in this Agreement, the following terms shall have the respective meanings specified therefor below:

(a)         “Action” means any civil, criminal or administrative litigation, claim, action, suit, arbitration, hearing, inquiry, investigation or other similar proceeding by or before any Governmental Authority.

(b)        “Affiliate” means, with respect to a Person, another Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, by contract or otherwise; provided, that for purposes of this Agreement, (i) neither Sellers (or, prior to the Closing, the LI Companies), shall be deemed to be an Affiliate of ORPH, any member of the Long Ridge Group, FIP or any Affiliate of FIP, or FIG or any Affiliate of FIG and (ii) FIP shall not be deemed to be an Affiliate of Sellers (or, prior to the Closing, the LI Companies), any member of the Long Ridge Group, or FIG or any Affiliate of FIG.

(c)          “Business Day” means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

(d)          “Code” means the Internal Revenue Code of 1986, as amended.

(e)         “Encumbrances” means any lien, encumbrance, security interest, preemptive right, charge, option, pledge, restriction on transfer of title or voting or any adverse claim of any nature whatsoever, in each case other than restrictions on transfer under the federal securities laws, this Agreement or under the LRE&P LLC Agreement or the organizational documents of any LI Company.

(f)       “Equitable Exceptions” means any Law (i) relating to bankruptcy, insolvency and the relief of debtors and (ii) governing specific performance, injunctive relief and other equitable remedies.

(g)         “FIP Material Adverse Effect” means, with respect to FIP, any effect, change, event, occurrence, development or circumstance (any such item, an “Effect”) that (x) has, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, operations, assets, properties or condition (financial or otherwise) of FIP and its Subsidiaries, taken as a whole or (y) has had or would reasonably be expected to have a material adverse effect on the Parties’ ability to perform their respective obligations under this Agreement or consummate the Closing; provided, however, that for purposes of for the foregoing clause (x) no Effect caused by or resulting from any of the following, either alone or in combination, shall constitute, or be taken into account in determining whether there has been, is, or will be, a “FIP Material Adverse Effect”:  (i) any change in economic or business conditions generally, financial markets generally or in the industry or markets in which FIP or any of its Subsidiaries operates or is involved, (ii) any change in general legal, regulatory or political conditions, including any commencement, continuation or escalation of war, material armed hostilities or terrorist activities or other material international or national calamity or act of terrorism directly or indirectly involving or affecting the United States, (iii) any changes in accounting rules or principles (or any interpretations thereof), including changes in GAAP, (iv) any change in any Laws (including Environmental Laws), (v) any increases in the costs of commodities or supplies or decreases in the price of electricity or capacity, (vi) the announcement of the execution of this Agreement, or the pendency of or consummation of the Sale, or any actions required to be taken hereunder or thereunder, including any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Long Ridge Group, to the extent due to the announcement and performance of this Agreement or the identity of FIP, or the consummation of the Sale and (vii) any actions to be taken pursuant to or in accordance with this Agreement; provided, however, that foregoing clauses (i), (ii) and (v) may be taken into account to the extent that they disproportionately affect FIP and its Subsidiaries, taken as a whole, in relation to other participants in the industries of FIP and its Subsidiaries.

(h)         “Fraud” means, with respect to any Person, such Person’s actual and intentional common law fraud under the Laws of the State of Delaware with respect to the making by such Person of any of the representations and warranties contained in this Agreement (or in any certificate delivered pursuant hereto); provided, that notwithstanding anything to the contrary, “Fraud” shall not include equitable fraud, promissory fraud, constructive fraud, any torts (including a claim for fraud) based on negligence (including gross negligence) or recklessness, grossly negligent or negligent misrepresentation or omission or knowledge of the fact that the Person making or providing such representation or warranty, calculation or statement, as applicable, does not have sufficient information to make or provide such representation and warranty, calculation or statement, as applicable, but which is nevertheless made as a matter of contractual risk allocation between the Parties.

(i)        “Governmental Authority” means any applicable government authority, court, tribunal, arbitrator, agency, department, legislative body, commission, regulatory or administrative authority or other instrumentality of: (i) any government of any country or territory, (ii) any nation, state, province, county, city or other political subdivision thereof, (iii) any supranational body, or (iv) any self-regulatory organization.

(j)          “Knowledge of FIP” means the actual knowledge of Kenneth J. Nicholson and Scott Christopher.

(k)       “Law” or “Laws” means any applicable federal, national, supranational, state, provincial, local or similar laws, statutes, rules, codes, regulations, writs, orders, judgments, decrees, injunctions, awards, executive orders, rulings and/or ordinances of any Governmental Authority, including any common law.

(l)         “Long Ridge Group” means LRE&P and its Subsidiaries (including, for the avoidance of doubt, Long Ridge West Virginia LLC, a Delaware limited liability company).

(m)       “Losses” means all liabilities, demands, claims, debts, actions or causes of action, obligations, judgments, awards, settlements, regulatory, legislative or judicial actions or investigations, assessments, levies, losses, Taxes, fines, penalties, damages, diminution in value, costs, fees and expenses, including reasonable attorneys’, accountants’, investigators’, experts’ and third party advisors’ fees and expenses, sustained or incurred in connection with the defense, investigation, adjudication, settlement or other resolution of any of the foregoing.

(n)         “LRE&P Credit Agreement” means that certain credit agreement, by and among LRE&P, ORPH and LIF Holdings, dated as of November 17, 2023, as amended from time to time.

(o)         “LRE&P LLC Agreement” means that certain Amended and Restated Operating Agreement of LRE&P, dated as of December 20, 2019, as amended by that Amendment No. 1, dated as of April 20, 2021, and as further amended, restated or amended and restated from time to time.

(p)        “Person” means any individual, corporation, limited liability company, general or limited partnership, limited liability partnership, joint venture, estate, trust, unincorporated organization, association, organization or other entity of any kind.

(q)          “Pre-Closing Reorganization” means the transactions set forth on Exhibit E.

(r)         “Release Representatives” means, with respect to any Person, such Person’s Affiliates and any of its or its Affiliates’ respective past, present and future successors or permitted assigns and transferees, officers, directors, equity holders, partners, employees, managers, agents and Representatives.

(s)        “Representative” means, with respect to a Person, the directors, managers, officers, employees, agents or advisors (including attorneys, accountants, consultants, bankers and financial advisors) of such Person.

(t)         “SEC Documents” means all reports, schedules, registration statements, proxy statements and other documents (including all amendments, exhibits and schedules thereto) filed by FIP with the SEC.

(u)         “Subsidiary” means, with respect to any Person, any other Person of which at least 50% of the outstanding voting securities or other equity interests are owned, directly or indirectly, by such first Person or otherwise has the power to vote, either directly or indirectly, a sufficient number of securities to elect a majority of the board of directors (or similar governing body) of such person.

(v)         “Tax” means (i) any United States federal, state or local, or any non-U.S. or other, income, franchise, profits, gross receipts, ad valorem, net worth, transfer, VAT, sales, use, real or personal property, payroll, withholding, employment, social security, excise, stamp, registration, alternative, add-on minimum tax, unclaimed property escheatment or other tax of whatever kind (including any fee, assessment or other charges in the nature of or in lieu of any tax) payable to any Governmental Authority and (ii) any interest, fines, penalties or additions imposed with respect thereto.

(w)       “Tax Return” means any return, report, declaration, form, claim for refund or information statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Governmental Authority in connection with the determination, assessment or collection of any Tax, or the administration of any Laws, regulations or administrative requirements relating to any Tax.

(x)         “Transfer Taxes” means all transfer, documentary, stamp, stamp duty, stamp duty reserve tax, stamp duty land tax, value added, registration, real property transfer and other such similar Taxes incurred in connection with the execution of, or consummation of the transactions contemplated by, this Agreement (and the cost of preparing and filing any Tax Returns with respect thereto).

ARTICLE VIII
SURVIVAL

8.1         Survival. None of the representations and warranties set forth in this Agreement (including any certificate to be delivered pursuant hereto) and none of the covenants of any Party required to be performed by such Party exclusively before the Closing shall survive the Closing, and thereafter none of the Parties or any of their Affiliates or any of their respective Representatives shall have any liability whatsoever with respect to any such representation, warranty, covenant or agreement, and no claim for breach of any such representation or warranty, covenant or agreement or other right or remedy (whether in contract, in tort or at Law or in equity) may be brought after the Closing with respect thereto; provided, that the foregoing shall not limit any liability for Fraud or willful breach by such Party. Notwithstanding anything to the contrary in the immediately preceding sentence, the covenants and agreements of a Party set forth in this Agreement (including any certificate to be delivered pursuant hereto) that are required to be performed by such Party, in whole or in part, at or after the Closing shall survive the Closing until fully performed in accordance with their respective terms.

ARTICLE IX
MISCELLANEOUS

9.1        Governing Law; Submission to Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflict of Laws principles thereof that would require the application of the Law of any other jurisdiction. Any Action brought, arising out of, or relating to this Agreement shall be brought in the Court of Chancery of the State of Delaware; provided, however, that if such court does not have jurisdiction over such Action, such Action shall be heard and determined exclusively in any other state or federal court located in the State of Delaware. Each Party hereby irrevocably submits to the exclusive jurisdiction of said courts in respect of any claim relating to the validity, interpretation and enforcement of this Agreement, and hereby waives, and agrees not to assert, as a defense in any Action in which any such claim is made that it is not subject thereto or that such Action may not be brought or is not maintainable in such courts, or that the venue thereof may not be appropriate or that this Agreement may not be enforced in or by such courts. The Parties hereby consent to and grant the Court of Chancery of the State of Delaware and any other state or federal court sitting in the State of Delaware jurisdiction over such Parties and over the subject matter of any such Action and agree that mailing of process or other papers in connection with any such Action in the manner provided in Section 9.5 or in such other manner as may be permitted by Law, shall be valid and sufficient thereof.

9.2        Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION AMONG THE PARTIES DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE PARTIES HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.2.

9.3         No Waiver, Modifications. No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy. All remedies hereunder are cumulative and are not exclusive of any other remedies provided by Law. No amendment, modification, supplement, waiver, release or discharge to this Agreement shall be binding upon the Parties unless in writing and duly executed by authorized representatives each of the Parties.

9.4         Specific Performance. The Parties agree that irreparable damage, for which monetary damages (even if available) would not be an adequate remedy, shall occur in the event that the Parties do not perform the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the transactions contemplated hereby) in accordance with its specified terms or otherwise breach such provisions. Accordingly, the Parties acknowledge and agree that the Parties shall be entitled to an injunction, specific performance, or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties agrees that it shall not oppose the granting of an injunction, specific performance, or other equitable relief on any basis, including the basis that any other Party has an adequate remedy at Law or that any award of an injunction, specific performance or other equitable relief is not an appropriate remedy for any reason at Law or in equity. Any Party seeking: (a) an injunction or injunctions to prevent breaches of this Agreement; (b) to enforce specifically the terms and provisions of this Agreement; or (c) other equitable relief, shall not be required to show proof of actual damages or to provide any bond or other security in connection with any such remedy. The equitable remedies described in this Section 9.4 shall be in addition to, and not in lieu of, any other remedies at Law or in equity that the Parties to this Agreement may elect to pursue.

9.5         Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, or by email transmission at the addresses set forth on the signature page(s) to this Agreement (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 9.5).

9.6        Entire Agreement. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous arrangements or understandings, whether written or oral, with respect hereto and thereto.

9.7        Severability. If any provision of this Agreement (or any portion thereof) or the application of any such provision (or any portion thereof) to any Person or circumstance shall be held invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision hereof (or the remaining portion thereof) or the application of such provision to any other Persons or circumstances.

9.8        Assignment. This Agreement and the rights and obligations hereunder may not be assigned, delegated or otherwise transferred by any Party without the prior written consent of the other Parties; provided, that any Seller or FIP may assign, delegate or otherwise transfer its rights and obligations under this Agreement to any of its Affiliates without consent; provided, further that, in each case, any such assignment (i) will not impair, hinder or delay in any material respect the consummation of the transactions contemplated by this Agreement and (ii) will not relieve any Seller or FIP, as applicable, of any of its obligations hereunder. Any attempted assignment in violation of this Section 9.8 shall be null and void and of no effect.

9.9         Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, heirs and permitted assigns and transferees.

9.10       Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together shall constitute one and the same instrument. In the event that any signature is delivered by facsimile transmission or by an e-mail which contains a portable document format (.pdf) file of an executed signature page, such executed signature page shall create a valid and binding obligation of the Party executing it (or on whose behalf such signature page is executed) with the same force and effect as if such executed signature page were an original thereof.

9.11       Third Party Beneficiaries. None of the provisions of this Agreement shall be for the benefit of or enforceable by any Person (including any creditor of any Party) other than the Parties, and no third party shall obtain any right under any provision of this Agreement or shall by reason of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against any Party hereto; provided, that notwithstanding the foregoing, the FIP Released Parties and Seller Released Parties are express third-party beneficiaries of, and entitled to enforce the obligations of the Parties set forth in, Section 4.3.

9.12      No Strict Construction. This Agreement has been prepared jointly and will not be construed against either Party. No presumption as to construction of this Agreement shall apply against either Party with respect to any ambiguity in the wording of any provision(s) of this Agreement irrespective of which Party may be deemed to have authored the ambiguous provision(s).

9.13        Expenses.

(a)         Except as otherwise specified in this Agreement, each Party shall pay, or cause to be paid, its own fees, costs and expenses in connection with the preparation, negotiation, execution, delivery and performance of this Agreement.

(b)        Notwithstanding Section 9.13(a), FIP shall pay, or cause to be paid, any fees and expenses of the Long Ridge Group associated with obtaining necessary or appropriate approvals of any Governmental Authority in connection with this Agreement (and the approvals contemplated hereby).

9.14       No Recourse. All Losses that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and are those solely of) the entities that are expressly identified as Parties in the preamble to this Agreement (and then only with respect to the section of this Agreement for which any such Party has agreed to be bound) and any successors or permitted assigns under Section 9.8 (collectively, the “Contracting Parties”). No Person who is not a Contracting Party, including any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any Contracting Party, or any director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, or Representative of, and any financial advisor or lender to, any of the foregoing (each, a “Nonparty Affiliate”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by Law, each Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by Law, (a) each Contracting Party waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by applicable statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance upon any Nonparty Affiliates.

[signature page follows]

IN WITNESS WHEREOF, the Parties have executed and delivered this Agreement as of the date first above written.

SELLERS:

LABOR IMPACT FUND, L.P.
767 Fifth Avenue, 14th Floor
New York, NY 10153
Attention: Matthew Rinklin; General Counsel

By:	/s/ Todd Henigan
Name: Todd Henigan
Title: Authorized Signatory

LABOR IMPACT FEED FUND, L.P.
767 Fifth Avenue, 14th Floor
New York, NY 10153
Attention: Matthew Rinklin; General Counsel

By:	/s/ Todd Henigan
Name: Todd Henigan
Title: Authorized Signatory

LABOR IMPACT REAL ESTATE (CAYMAN) HOLDINGS, L.P.
767 Fifth Avenue, 14th Floor
New York, NY 10153
Attention: Matthew Rinklin; General Counsel

By:	/s/ Todd Henigan
Name: Todd Henigan
Title: Authorized Signatory

[Signature Page to Long Ridge Purchase Agreement]

ORPH:

OHIO RIVER PARTNERS HOLDCO LLC
c/o FIG LLC
111 West 19th Street
New York, NY 10011
Attention: Bo Wholey

By:	/s/ Robert Wholey
Name: Robert Wholey
Title: President

[Signature Page to Long Ridge Purchase Agreement]

FIP:

FTAI INFRASTRUCTURE INC.
c/o FIG LLC
111 West 19th Street
New York, NY 10011
Attention: Ken Nicholson

By:	/s/ Kenneth Nicholson
Name: Kenneth Nicholson
Title: Chief Executive Officer

[Signature Page to Long Ridge Purchase Agreement]

LRE&P:

LONG RIDGE ENERGY & POWER LLC
501 Corporate Drive, Suite 210
Canonsburg, PA 15317
Attention: Bo Wholey

By:	/s/ Robert Wholey
Name: Robert Wholey
Title: President

[Signature Page to Long Ridge Purchase Agreement]

LIF HOLDINGS:

LIF LR HOLDINGS, LLC
767 Fifth Avenue, 14th Floor
New York, NY 10153
Attention: Matthew Rinklin; General Counsel

By:	/s/ Todd Henigan
Name: Todd Henigan
Title: Authorized Signatory

[Signature Page to Long Ridge Purchase Agreement]

Exhibit A

Promissory Note

[Attached.]

[Exhibit A to Long Ridge Purchase Agreement]

Exhibit B

Assignment and Assumption Agreement

[Attached.]

[Exhibit B to Long Ridge Purchase Agreement]

Exhibit C

Investor Rights Agreement

[Attached.]

[Exhibit C to Long Ridge Purchase Agreement]

Exhibit D

Certificate of Designations of FIP Convertible Junior Preferred Shares

[Attached.]

[Exhibit D to Long Ridge Purchase Agreement]

Exhibit E

Pre-Closing Reorganization

[Attached.]

[Exhibit E to Long Ridge Purchase Agreement]